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                                                                    EXHIBIT 99.1

[GRAPHIC LETTERHEAD - GENCORP]


NEWS RELEASE

             CONTACTS:     YASMIN SEYAL
                           SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                           916-351-8585

                           LINDA BEECH CUTLER
                           VICE PRESIDENT, CORPORATE COMMUNICATIONS
                           916-351-8650

FOR IMMEDIATE RELEASE

                GENCORP AFFIRMS FISCAL 2002 EARNINGS GUIDANCE AND
                     PROVIDES INITIAL 2003 EARNINGS OUTLOOK


SACRAMENTO, CA - DECEMBER 4, 2002 - GenCorp Inc. (NYSE:GY) today affirmed its earnings guidance for FY 2002. The Company will announce its year end results in late January and expects earnings per share to be in the lower end of its previously announced range of $0.90 to $1.00, excluding unusual items and restructuring charges. The guidance includes income from retiree benefit plans, net of tax, of approximately $24 million, or $0.54 per share.

For FY 2003, the Company expects net earnings from operations to increase by approximately 20%, with cash flow from operations becoming positive in FY 2003. The earnings and cash flow improvements projected for FY 2003 are attributable to improved operations in all three of the Company's operating segments. The Company also expects that there will be a pension surplus in FY 2003, but does not anticipate booking significant income from retiree benefit plans.

In terms of segment performance in FY 2003, the Company currently anticipates GDX Automotive (GDX) sales of $700 to $730 million. This forecast reflects a reduction when compared to FY 2002 projected sales, and is driven primarily by a combination of OEM price reductions and discontinuations of unprofitable platforms. GDX expects its margins to be between 5.5% and 7.0% in FY 2003.


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For its Aerojet segment, the Company is currently forecasting FY 2003 sales to be in the range of $265 to $275 million, a slight improvement over projected FY 2002 sales. Projected sales increases are partially offset by NASA funding issues which resulted in the cancellation of the COBRA booster engine program. Projected FY 2002 sales also include sales from the NASA X-38 De-Orbit Propulsion Stage delivery. Aerojet's projected FY 2003 operating income margin is expected to be between 11% and 13%.

In its Aerojet Fine Chemical segment, the Company is currently forecasting FY 2003 revenues of $52 to $57 million and operating margins between 6.5% and 8.5%.

In October 2002, GenCorp completed the acquisition of the assets of General Dynamics Ordnance and Tactical Systems Space Propulsion and Fire Suppression business. The Company is making progress towards additional acquisitions that meet the Company's strategic and financial criteria to grow its Aerospace and Defense business. In addition, the Company continues to make progress towards monetizing its real estate assets, although it has not included any real estate sales in the FY 2003 guidance.

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected by the Company and expressed in the Company's forward-looking statements. Some of these factors include, but are not limited to, the following: general economic conditions and trends affecting the Company's markets and product offerings; changes in the short-term and long-term plans of major customers and potential customers; governmental policies and regulatory practices, including environmental regulations, and increases in the amount or timing of environmental remediation and compliance costs; an unexpected adverse result in material toxic tort cases, environmental or other litigation, or change in proceedings or investigations pending against the Company; the Company's ability to secure additional financing as needed; the Company's acquisition, disposition and joint venture activities; vehicle sales and production rates of major automotive programs in the U.S. and abroad, particularly vehicles for which the Company supplies components; a reduction in appropriations or other spending by the Department of Defense or NASA or other funding for aerospace and defense programs for which the Company is a supplier or competes for new business; future funding for commercial launch vehicles and propulsion systems; the ability of the Company to achieve the anticipated savings from ongoing restructuring and other financial management programs; restrictions on the Company's operating activities imposed from time to time by the agreements relating to the Company's indebtedness; the ability of the Company to successfully complete its real property pre-development activities for certain portions of its real estate in Northern California; the market for the Company's real estate in California; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations, particularly in the GDX Automotive segment which delivers a significant amount of sales overseas; the ability of the

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Company to satisfy contract performance criteria; the ability of the Company to maintain a high level of product performance, particularly related to the continued success of the Company's propulsion systems for launch vehicle platforms; the Company's mix of fixed price and cost-plus contracts; an unexpected adverse decision in any patent infringement suit, or settlement of a patent infringement suit impacting the Company's right to utilize technology, particularly in the Fine Chemicals segment; intensified competition; pricing pressures from the Company's major customers, particularly in the GDX Automotive segment; adverse changes in foreign laws or regulations that impact European and other operations of GDX Automotive; potential liabilities which could arise from any release or explosion of dangerous or hazardous materials; work stoppages at a Company facility or in the facility of one of the Company's significant customers; and cost escalation and availability of power in Northern California.

These factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2001 and its subsequent periodic and other filings with the Securities and Exchange Commission, including its most recent 10-Q filed for the period ending August 31, 2002. Additional risks may be described from time to time in future filings with the U.S. Securities and Exchange Commission. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results, and may be beyond the Company's control.

GenCorp is a multi-national, technology-based manufacturer with leading positions in the automotive, aerospace, defense and pharmaceutical fine chemicals industries. Additional information about GenCorp can be obtained by visiting the Company's web-site at http://www.GenCorp.com.




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